Conformed Version

Exhibit 10.23

Assignment of Insurances

AN AGREEMENT made on 14 September 2004 between:

1.	Wynn Resorts (Macau) S.A., a company incorporated in the Special Administrative Region of Macau, with its registered office at 429, Avenida da Praia Grande, 18th Floor, Praia Grande Commercial Centre, Macau (“the Company”), herein represented by Mr Matthew O. Maddox, and

2.	Société Générale, Hong Kong Branch, with its principal office at 42/F Edinburgh Tower, 15 Queen’s Road Central, Hong Kong, as agent for and on behalf of the Secured Parties (“the Security Agent”), herein represented by Mr Lui Sun Peng and Mr David Edward Gore.

WHEREAS:

A.	The Secured Parties have agreed, subject to the terms and conditions in the Finance Documents, to make available to the Company certain loan and other facilities for the purpose of the Projects.

B.	It is a condition of the Secured Parties making the facilities available under the Finance Documents that the rights of the Company in and/or under the Onshore Insurance Policies as described herein are assigned in favour of the Security Agent (for and on behalf of the Secured Parties).

NOW, IT IS HEREBY AGREED AS FOLLOWS:

1.	Definitions and Interpretation

1.1 Definitions

In this Agreement, unless otherwise defined herein, all terms defined or referred to in the Deed of Appointment and Priority or, if not defined or referred to in the Deed of Appointment and Priority, the Common Terms Agreement, shall bear the same meaning when used in this Agreement and, in addition:

“Assignment” means the assignment with the scope referred to in Clause 3.1.

“Charged Property” means all the assets and undertaking of the Company which from time to time are the subject of the security created or expressed to be created in favour of the Security Agent by or pursuant to this Agreement.

“Deed of Appointment and Priority” means the deed of appointment and priority dated 14 September 2004 and made between, among others, the Company, Société Générale Asia Limited as intercreditor agent, the Security Agent as security agent, the institutions defined therein as Original First Ranking Lenders, Second Ranking Finance Party and Third Ranking Finance Party.

“Macau Direct Insurer” means a Direct Insurer which is authorized to operate in the Macau SAR.

“Onshore Insurance Policy” means an insurance policy (other than any public liability, third party liability, workers compensation or legal liability insurance or any other insurances the proceeds of which are payable to employees of the Company) in which the Company may from time to time have an interest and which is taken out, placed or effected with a Macau Direct Insurer.

“Security Agent’s Rights” means all rights, powers and remedies of the Security Agent provided by this Agreement or by law.

1.2 Interpretation

In this Agreement:

(a)	the principles of construction and interpretation contained or referred to in Clause 1.2 (Construction) of the Deed of Appointment and Priority shall apply to the construction and interpretation of this Agreement; and

(b)	any reference to any or all of the Grantors or any or all of the Secured Parties shall be construed so as to include its or their (and any subsequent) successors and any permitted assignees and transferees in accordance with their respective interests.

1.3 Non-recourse Liability

Notwithstanding any provision in the Finance Documents to the contrary, no Operative shall be personally liable for payments due hereunder or under any of the Finance Documents or for the performance of any obligation hereunder or thereunder, save, in relation to any Operative, pursuant to any Finance Document to which such Operative is party. The sole recourse of the Secured Parties for satisfaction of any of the obligations of any of the Obligors hereunder and under the other Finance Documents shall be against the Obligors, and not against any assets or property of any Operative save to the extent such Operative is party to a Finance Document and is expressed to be liable for such obligation thereunder. In the case of Mr Wong Chi Seng, his liability shall be limited to his shares in the Company.

2.	Payment of Secured Obligations

The Company shall discharge and pay to the Security Agent (when due and payable) each of the Secured Obligations in accordance with the Finance Documents provided that:

(a)	neither the obligations of the Company under this Clause nor the security constituted by this Agreement shall extend to or include any liability or sum which would, but for this proviso, cause such obligations or security to be unlawful or prohibited by any applicable law; and

(b)

every payment by the Company of any sum in respect of the Secured Obligations to or for the account of any of the Secured Parties to whom the same is due and payable which is made in accordance with the terms of the

Finance Documents under which such sum is payable to such Secured Parties shall operate in satisfaction pro tanto of such covenant.

3.	Assignment

3.1 Assignment

The Company hereby assigns by way of security to the Security Agent as security for the discharge and payment of the Secured Obligations to the Security Agent all the Company’s rights, title and interests from time to time in and/or under each of the Onshore Insurance Policies including, without limitation, all proceeds and benefits of all claims in respect of each of the Onshore Insurance Policies, together with cash and other property at any time receivable or distributable in respect of each of the Onshore Insurance Policies.

3.2 Obligations to Perform

Notwithstanding the assignment referred to in Clause 3.1 (Assignment), the Company remains liable to perform the obligations imposed on it under or in respect of the Onshore Insurance Policies and neither the Security Agent nor any of the other Secured Parties is liable to perform any of such obligations nor liable for the consequences of non-performance.

3.3 Rights Prior to Enforcement

Notwithstanding any other provision of this Agreement but subject to Clause 8, unless and until the issuance of an Enforcement Notice by the Security Agent to the Company, the Company shall be entitled to exercise all of its rights, title and interests in the Onshore Insurance Policies in accordance with Schedule 7 to the Common Terms Agreement.

4.	Perfection of Security

4.1 The Company shall deliver to the Security Agent (or procure the delivery to the Security Agent of):

(a)	in respect of each Onshore Insurance Policy subsisting at the date of this Agreement, as soon as reasonably practicable after execution of this Agreement, a notice of assignment to the Macau Direct Insurer(s) under such Onshore Insurance Policy substantially in the form of the Schedule A (Form of Notice of Assignment of Onshore Insurance Policy) (or otherwise in form and substance reasonably satisfactory to the Security Agent) duly executed by, or on behalf of, the Company, and shall procure that each such notice is acknowledged by such Macau Direct Insurer in substantially the form of acknowledgement attached to such notice within 30 days of the date of this Agreement; and

(b)

in respect of each Onshore Insurance Policy effected or coming into existence after the date of this Agreement, as soon as reasonably practicable after the effecting or coming to existence of such Onshore Insurance Policy, a notice of assignment to the Macau Direct Insurer(s) under such Onshore Insurance Policy substantially in the form of the Schedule A (Form of Notice of Assignment of Onshore Insurance Policy) (or otherwise in form and substance reasonably satisfactory to the Security Agent) duly executed by, or on behalf of, the Company, and shall procure that each such notice is acknowledged by such Macau Direct Insurer in substantially the form of acknowledgement attached to such notice within 30 days of the date of the effecting or coming into existence of such Onshore Insurance Policy.

4.2 The assignment of the Company’s rights, title and interests in any Onshore Insurance Policy which shall be effected or come into existence after the date of this Agreement, is a promissory assignment and will become definitive upon the Macau Direct Insurer(s) under such Onshore Insurance Policy receiving the notice of assignment in accordance with Clause 4.1(b). If the Company fails to comply with Clause 4.1, the Security Agent may request from the courts in Macau SAR a judgment for specific performance for the conversion of any such promissory assignment into a definitive assignment.

5.	Further Assistance

The Company hereby undertakes with the Security Agent that at all times during the subsistence of this Agreement, it will do and execute all things and documents as the Security Agent shall require it do or execute for the purpose of exercising the Security Agent’s Rights, securing and/or perfecting and/or enforcing the Assignment provided that any such requirement shall be reasonable prior to the delivery of an Enforcement Notice to the Company.

6.	Company’s Representations and Warranties

6.1 The Company hereby makes the following representations and warranties to the Security Agent (for and on behalf of the Secured Parties) and acknowledges that the Secured Parties have relied upon those representations and warranties:

(a)	the Company has not assigned or otherwise disposed or purported to assign or otherwise dispose of any of its right, title or interest in relation to the Charged Property or any part thereof;

(b)	this Agreement:

(i)	constitutes an effective assignment over the Charged Property; and

(ii)	enjoys the priority which it is expressed to have;

(c)	it is the sole and absolute owner of all of the Charged Property free from any Lien (except for any Permitted Lien and any Mandatory Permitted Lien);

(d)	all acts, conditions and things required to be done, fulfilled and performed in order (i) to enable it lawfully to enter into, and perform and comply with the obligations expressed to be assumed by it in, this Agreement (ii) to ensure that the obligations expressed to be assumed by it in this Agreement are legal, valid, binding and enforceable and (iii) to make this Agreement admissible in evidence in its jurisdiction of incorporation and in Macau SAR, have been done, fulfilled and performed; and

(e)

under the laws of Macau in force at the date hereof, it is not necessary that this Agreement be filed, recorded or enrolled with any court or other authority in Macau or that any stamp, registration or similar tax be paid on or in relation to this Agreement other than a stamp duty of MOP20.00 on this Agreement and a stamp duty of MOP5.00 on any of its counterparts.

6.2 The representations and warranties contained in Clause 6 (other than Clauses 6.1(b), 6.1(d)(iii) and 6.1(e)) shall be deemed to be repeated (by reference to the facts and circumstances then existing) by the Company on:

(a)	the CP Satisfaction Date; and

(b)	each Advance Date.

7.	Negative Pledge and Disposals

7.1 Negative Pledge

The Company undertakes that it will not, at any time during the subsistence of this Agreement, create or permit to subsist any Lien (other than any Permitted Lien and any Mandatory Permitted Lien) over all or any part of the Charged Property.

7.2 No Disposal of Interests

The Company undertakes that it will not (and will not agree to) at any time during the subsistence of this Agreement, except as permitted under the Common Terms Agreement or by this Clause 7, make any assignment, transfer or other disposal of all or any part of the Charged Property.

8.	Claims

8.1 Conduct of Claims - Company

Notwithstanding Clause 3 (Assignment), but subject to Clause 8.2 (Default), the Company has the sole conduct of all claims under the Onshore Insurance Policies other than as expressly provided in Schedule 7 to the Common Terms Agreement.

8.2 Conduct of Claims - Default

Notwithstanding any other provisions of this Clause 8, if an Enforcement Notice has been issued, then the Security Agent in consultation with the Insurance Adviser shall have sole conduct of all claims under the Onshore Insurances Policies.

8.3 Proceeds of Claims

The proceeds of all claims under the Onshore Insurance Policies shall be applied in accordance with Schedule 7 (Insurance) to the Common Terms Agreement.

9.	Enforcement of Assignment

9.1 Notwithstanding any other provisions of this Agreement, the Security Agent may, at any time after the Security Agent shall have given an Enforcement Notice to the Company enforce the Assignment without prior notice to the Company or prior authorisation from the Company or any court. To this effect, the Security Agent may without limitation give notice to the Macau Direct Insurer(s) under any Onshore Insurance Policies that all rights, discretions and remedies of the Company in and/or under such Onshore Insurance Policies shall thereafter and until further notice be exercised and enforced by the Security Agent.

9.2 So long as Wynn Resorts has not delivered a notice under Clause 5.2 of the Wynn Resorts Support Agreement terminating its obligations under Clause 6 thereof, the Security Agent shall, prior to the acceptance of any offer made by a Senior Secured Creditor for the purchase of all or any of the Charged Property, give reasonable details of all of the written offers received by the Security Agent for the purchase of such Charged Property.

9.3 In making any sale or other disposal of all or any part of the Charged Property or any acquisition in the exercise of its powers, the Security Agent may do so for such consideration, in such manner, and generally on such terms and conditions as it thinks fit. Any contract for such sale, disposal or acquisition by the Security Agent may contain conditions excluding or restricting the personal liability of the Security Agent.

10.	Application of Moneys

10.1 All moneys received or recovered by the Security Agent pursuant to this Agreement or the powers conferred by it shall (subject to (a) the claims of any Person having prior rights thereto and (b) Clause 10.2) be applied by the Security Agent (notwithstanding any purported appropriation by the Company or any other Grantor) in accordance with Clause 9 (Disposal and Insurance Proceeds) or, as the case may be, Clause 15 (Application of Proceeds) of the Deed of Appointment and Priority.

10.2 Notwithstanding any other provision of the Finance Documents, the Security Agent may, at any time after the delivery of an Enforcement Notice to the Company, pay any or all of the moneys received, recovered or realised by the Security Agent under this Agreement (including without limitation the proceeds of any conversion of currency) into any suspense or impersonal account (which is interest-bearing provided that there is no tax liability on the Security Agent with respect to any interest in such account) for so long as the Security Agent shall think fit (whether or not any Secured Obligations shall have become due) pending any further application of such moneys (as the Security Agent shall be entitled, but not obliged, to do in its discretion) in accordance with the provisions of Clause 10.1. If the Secured Obligations have been fully discharged or would be fully discharged if the moneys in such suspense or impersonal account were applied towards satisfaction of the Secured Obligations, the Security Agent shall apply the moneys in such suspense or impersonal account towards satisfaction of the Secured Obligations and if there are any moneys remaining in such suspense or impersonal account after the Secured Obligations have been fully discharged, the Security Agent shall pay such remaining moneys to any Person as directed by the Company. Any interest accrued on any moneys in such suspense or impersonal account shall be credited to such suspense or, as the case may be, impersonal account and shall subject to the terms of this Clause 10.2, be applied towards satisfaction of the Secured Obligations.

11.	Company’s Obligations

The obligations of the Company hereunder and the Security Agent’s Rights shall not be discharged, impaired or otherwise affected by:

(a)	any winding-up, dissolution, re-organisation, bankruptcy, death or insolvency of, or any change in, the Company or any other Person;

(b)	any of the Secured Obligations being at any time illegal, invalid, unenforceable or ineffective;

(c)	any unenforceability or invalidity of any other agreement or document;

(d)	any time or other indulgence being granted to the Company or any other Person in respect of any of the Secured Obligations;

(e)	any amendment, variation, waiver or release of any of the Secured Obligations except for a release or discharge in accordance with Clause 16.20 of the Deed of Appointment and Priority;

(f)	any variation of the terms upon which the Security Agent holds the security constituted hereby;

(g)	any failure to take or failure to realise the value of any other collateral in respect of the Secured Obligations or any release, discharge, exchange or substitution of any such collateral; or

(h)	any other act, event or omission which but for this provision would or might operate to impair, discharge or otherwise affect any or all of the obligations of the Company or the Security Agent’s Rights hereunder.

12.	Effectiveness of Collateral

12.1 No failure on the part of the Security Agent to exercise, or delay on its part in exercising, any Security Agent’s Right shall operate as a waiver thereof, nor shall any single or partial exercise of a Security Agent’s Right preclude any further or other exercise of that or any other Security Agent’s Right.

12.2 The Security Agent shall not be obliged, before exercising any Security Agent’s Right as against the Company (a) to make any demand of any other Grantor or any other Person, (b) to take any action or obtain judgment in any court against the Company, any other Grantor or any other Person, (c) to make or file any proof or claim in a liquidation, bankruptcy or insolvency of the Company, any other Grantor or any other Person or (d) to enforce or seek to enforce any other security in respect of the Secured Obligations.

12.3 Until the satisfaction of the requirements set out in Clause 16.20 of the Deed of Appointment and Priority in respect of the release of security, any settlement or discharge hereunder shall be conditional upon no security or payment to the Security Agent by or on behalf of the Company and/or any other Grantor being avoided or reduced by virtue of the Company’s or any other Grantor’s bankruptcy, insolvency, liquidation or similar laws of general application and shall in those circumstances be void.

13.	Set-Off

The Company authorises the Security Agent (but the Security Agent shall not be obliged to exercise such right) from time to time to, after the delivery of an Enforcement Notice to the Company, set off against any or all of the sums due and payable but unpaid by and/or any or all of the obligations of the Company to the Security Agent under this Agreement any amount or other obligation (contingent or otherwise) owing by the Security Agent to the Company and apply any credit balance to which the Company is entitled on any account with the Security Agent in discharge of such sums payable by and/or such obligations of the Company (notwithstanding any specified maturity of any deposit standing to the credit of any such account).

14.	Expenses, Stamp, Taxes and Liability

14.1 Expenses

The Company shall, from time to time on demand of the Security Agent, reimburse the Security Agent for:

(a)	at any time prior to the delivery of an Enforcement Notice to the Company, all reasonable costs and expenses (including legal fees); or

(b)	at any time upon or after the delivery of an Enforcement Notice to the Company, all costs and expenses (including legal fees)

on a full indemnity basis incurred by it in connection with:

(i)	the perfection of the security contemplated in this Agreement; and

(ii)	the exercise, preservation and/or enforcement of any of the Security Agent’s Rights or the security contemplated by this Agreement or any proceedings instituted by or against the Security Agent as a consequence of taking or holding the security or of enforcing the Security Agent’s Rights, and such costs and expenses (including legal fees) shall carry interest from the date following 15 days after the date of such demand until so reimbursed at the rate and on the basis as mentioned in Clause 19.5 (Interest on demands) of the Deed of Appointment and Priority.

14.2 Stamp Taxes

The Company shall pay all stamp, registration and other taxes to which this Agreement, the security contemplated in this Agreement or any judgment given in connection with it is or at any time may be subject and shall, from time to time, indemnify the Security Agent on demand against any liabilities, costs, claims and expenses resulting from any failure to pay or delay in paying any such tax other than any liabilities, costs, claims and expenses which arise as a consequence of any gross negligence or wilful misconduct on the part of the Security Agent.

14.3 Indemnity

The Company shall, notwithstanding any release or discharge of all or any part of the security, indemnify the Security Agent, its agents and any attorneys against any action, proceeding, claims, losses, liabilities and costs which it has sustained as a consequence of any breach by the Company of the provisions of this Agreement, the exercise of any of the rights and powers conferred on them by this Agreement (other than any loss or cost which arises as a consequence of any gross negligence or wilful misconduct on the part of the Security Agent) provided that such costs shall be reasonable prior to the delivery of an Enforcement Notice to the Company. The Company is not liable to indemnify the Security Agent against any costs referred to in this Clause 14.3 to the extent that such costs have been paid by the Company to the Security Agent under Clause 14.1.

14.4 No Liability

Subject to Clause 9.2, none of the Security Agent or its nominee(s) shall be liable by reason of (a) taking any action permitted by this Agreement or (b) any neglect or default in connection with all or any part of the Charged Property or (c) the taking possession or realisation of all or any part of the Charged Property, except in each case in the case of gross negligence or wilful misconduct upon its part.

15.	Currency Conversion and Indemnity

15.1 For the purpose of or pending the discharge of any or all of the Secured Obligations, the Security Agent may convert any moneys received, recovered or realised or subject to application by the Security Agent pursuant to this Agreement from the currency of such moneys to another for such purpose, and any such conversion shall be made at the Security Agent’s spot rate of exchange for the time being (or such other rate as may be available to the Security Agent from time to time in the ordinary course of business) for obtaining such other currency with the first currency and the Secured Obligations shall be discharged only to the extent of the net proceeds of such conversion received by the Security Agent.

15.2 If any sum (a “Sum”) due from the Company under this Agreement or any order or judgment given or made in relation thereto has to be converted from the currency (the “First Currency”) in which such Sum is payable into another currency (the “Second Currency”) for the purpose of:

(a)	making or filing a claim or proof against the Company; or

(b)	obtaining or enforcing an order or judgment in any court or other tribunal,

the Company shall (through the Security Agent) indemnify each Person to whom such Sum is due from and against any loss suffered or incurred as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert such Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange at which such Person may in the ordinary course of business purchase the First Currency with the Second Currency at the time of receipt of such Sum.

16.	Payments Free of Deduction

All payments to be made by the Company under this Agreement shall be made free and clear of and without deduction for or on account of tax unless the Company is required to make such payment subject to the deduction or withholding of tax, in which case the sum payable by the Company in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Person on account of whose liability to tax such deduction or withholding has been made receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

17.	Partial Invalidity

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby and, if any part of the security intended to be created by or pursuant to this Agreement is invalid, unenforceable or ineffective for any reason, that shall not affect or impair any other part of the security.

18.	Discretion and Delegation

18.1 Any liberty or power which may be exercised or any determination which may be made hereunder by the Security Agent may, subject to the terms and conditions of the Deed of Appointment and Priority, be exercised or made in its absolute and unfettered discretion without any obligation to give reasons save that the Security Agent shall act in a reasonable manner if expressly required hereunder.

18.2 The Security Agent shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise of such power, authority or discretion by the Security Agent itself or any subsequent delegation or revocation thereof.

19.	Changes to Parties

19.1 The Company may not assign or transfer any or all of its rights (if any) and/or obligations under this Agreement.

19.2	The Security Agent may:

(a)	assign all or any of its rights under this Agreement; and

(b)	transfer all or any of its obligations (if any) under this Agreement,

to any successor Security Agent in accordance with the provisions of the Deed of Appointment and Priority, provided that it is acknowledged that such assignment or transfer shall not in any way prejudice the priority of the security constituted by this Agreement (which shall be assigned to such successor Security Agent pursuant to the terms of the Deed of Appointment and Priority). Upon such assignment and transfer taking effect, the successor Security Agent shall be and be deemed to be acting as agent for the Secured Parties for the purposes of this Agreement and in place of the former Security Agent.

19.3 Subject to the relevant provisions of the Finance Documents, each Secured Party may assign all or any of its rights under this Agreement (whether direct or indirect) in accordance with the provisions of the Finance Documents. It is acknowledged that none of the Finance Parties has or shall have any obligation under this Agreement.

19.4 The Company irrevocably and unconditionally confirms that:

(a)	it consents to any assignment or transfer by any Secured Party of its rights and/or obligations made in accordance with the provisions of the Finance Documents;

(b)	it shall continue to be bound by the terms of this Agreement, notwithstanding any such assignment or transfer; and

(c)	the assignee or transferee of such Secured Party shall acquire an interest in this Agreement upon such assignment or transfer taking effect.

20.	Notices

20.1 Any communication to be made under or in connection with this Agreement shall be made in writing but, unless otherwise stated, may be made by fax or letter.

20.2 The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party for any communication or document to be made or delivered under or in connection with this Agreement is identified with its signature below, or any substitute address, fax number or department or officer as the party may notify to the other party by not less than 10 Business Days’ notice.

20.3 Any communication or document made or delivered by one Person to another under or in connection with this Agreement shall only be effective:

(a)	if delivered personally or by overnight courier, when left at the relevant address;

(b)	if by way of fax, when received in legible form; or

(c)	if by way of letter, when it has been left at the relevant address or 10 Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 20.2, if addressed to that department or officer.

20.4 Any communication or document to be made or delivered to the Security Agent shall be effective only when actually received by the Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Security Agent’s signature below (or any substitute department or officer as the Security Agent shall specify for this purpose).

21.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Macau SAR.

22.	Jurisdiction

22.1 The Company irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of Macau to settle any disputes (a “Dispute”) arising out of, or in connection with this Agreement (including without limitation a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity).

22.2 Notwithstanding Clause 22.1, any Secured Party may take proceedings relating to a Dispute (“Proceedings”) in any other courts with jurisdiction. To the extent allowed by law, the Secured Parties may take concurrent Proceedings in any number of jurisdictions.

22.3 The Company waives generally all immunity it or its assets or revenues may otherwise have in any jurisdiction, including immunity in respect of:

(a)	the giving of any relief by way of injunction or order for specific performance or for the recovery of assets or revenues; and

(b)	the issue of any process against its assets or revenues for the enforcement of a judgment or, in an action in rem, for the arrest, detention or sale of any of its assets and revenues.

23.	Exercise of Rights

The Secured Parties will only exercise their rights under this Agreement through the Security Agent unless and until the appointment of the Security Agent ceases and no successor Security Agent is appointed under Clause 17.1 (Resignation of Security Agent) of the Deed of Appointment and Priority.

24.	Counterpart

This Agreement may be executed in any number of counterparts, each of which is an original and all of which together evidence the same agreement.

IN WITNESS WHEREOF this Agreement has been executed on the date first above written.

For and on behalf of Wynn Resorts (Macau) S.A.

Matthew O. Maddox	Notária Privada
____________________	Maria Amélia António

Matthew O. Maddox	Maria Amélia António

Address:	429 Avenida da Praia Grande,
18th Floor, Praia Grande Commercial Centre,
Macau

Telephone:	(853) 371476

Fax:	(853) 329966

Attention:	Chief Financial Officer

With a copy to:

Wynn Resorts, Limited

Address:	3131 Las Vegas Boulevard South
Las Vegas, Nevada 89109
USA

Telephone:	(1) 702-770-2111

Fax:	(1) 702-770-1520

Attention:	General Counsel

For and on behalf of Société Générale, Hong Kong Branch

Sun Peng Lui	David Edward Gore
Lui Sun Peng	David Edward Gore

Address:	42/F Edinburgh Tower, 15 Queen’s Road Central, Hong Kong

Telephone:	(852) 2166-5671/ (852) 2166-5430/ (852) 2166-5665

Fax:	(852) 2804-6215

Attention:	Sunny Lui/ Raymond Fung/ Sara Wong
Risk & Agency

Notária Privada

Maria Amélia António

Maria Amélia António